Exhibit 99.1

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For more information contact:
April 6, 2016	Andy Cebulla
Director of Investor Relations and Treasurer
(952) 937-4000

MTS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SENSOR PRODUCER PCB GROUP INC. FOR $580 MILLION

EDEN PRAIRIE, MN., April 6, 2016 — MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and position sensors, announced today that it has entered into a definitive purchase agreement where MTS Systems Corporation (“MTS”) will acquire 100% of PCB Group Inc. (“PCB”) for $580 million through a merger of a newly formed subsidiary of MTS into PCB, with PCB surviving as a wholly-owned subsidiary of MTS after the closing. Through a strong focus on “total customer satisfaction” over its five-decade history, PCB has become a global leader in the design, manufacture and distribution of sensor technologies that both enhance the performance of its customers’ products, and enable those products to enter the market more rapidly and reliably.  This mission and focus is virtually identical to that of MTS, uniquely spanning both of MTS’s Sensor and Test business units.  MTS’s Board of Directors and PCB shareholders have approved the transaction. The transaction is not subject to approval by MTS’s shareholders.

The combination of MTS and PCB brings together two companies with strikingly similar cultures and demonstrated track records of innovation spanning 50 years, creating a technology-leading “Test and Measurement” solutions provider that will serve a global customer base ranging from leading OEMs in automotive, aerospace, infrastructure and industrial products, to universities and research laboratories.  The transaction creates a company with an exceptionally complementary array of products and solutions that accelerates MTS’s growth strategy in Test Products, Test Services and Sensors, and brings new capabilities to serve the diversified test and measurement markets world-wide. The combination of MTS and PCB will immediately produce a market-leading “Test and Measurement” company, with more than 3,400 global employees generating pro-forma FY16 annualized revenues of roughly $785 million, and we believe has the capability of delivering sustained long-term double digit growth rates on both the top and bottom line.  This growth is fueled by increasing investments in new products and research laboratories by OEMs and research institutes around the world.

Once the transaction is complete, the MTS Sensors business unit will be combined with the PCB business, while retaining each company’s well-established brand names for their historical product lines. The combined Sensors business unit will be headquartered in Depew, New York, and will be led by David T. Hore, current President of PCB.  Mr. Hore will report directly to Dr. Jeffrey Graves, President and Chief Executive Officer of MTS.  The new structure of MTS will include two significant business units, Test and Sensors, each having critical mass, with strong synergies linking the two businesses under one corporate structure, benefiting the combined customer base and creating enhanced and sustainable value for MTS shareholders.

“PCB, under the seasoned leadership of Dave Hore and his Executive Team, is an excellent strategic fit with MTS,” said Dr. Graves. “The combination significantly strengthens and broadens our Sensor product offerings, and is highly synergistic with both our Test and Sensor business units, making it a unique fit with MTS. This provides us with significant cross selling opportunities for PCB and MTS products, enhancing both product and service offerings, benefiting customers and providing MTS with substantial synergies.  In addition, the highly innovative, technology-leading culture of PCB is an ideal fit with MTS’s culture. The combination will create a robust business focused on operational excellence, with natural synergies between the two businesses, low capex requirements and the ability to generate strong cash flow.”

“PCB is truly excited about joining MTS,” said Mr. Hore. “Our technology leadership, innovative spirit, and commitment to “total customer satisfaction” are just a few of the many attributes that make us a great fit with MTS. We believe MTS is the right partner to expand our leading sensor position to drive future growth. We are confident that this combination will create value for our collective customers and employees and for MTS’s shareholders for years to come.”

MTS expects to realize approximately $20 to $30 million of annualized revenue synergies and expects to generate $5 to $7 million of annualized cost synergies over the next three to four years. The revenue synergies are expected to be generated from additional sales of MTS products to the PCB customer base, as well as additional sales of PCB products to the MTS customer base across both the Sensor and Test markets. The cost synergies are expected to primarily result from supply chain and operational efficiencies derived from the integration. We expect the three year run-rate synergies to result in a valuation multiple of roughly 9.8 times EBITDA for calendar year 2015.  MTS expects to incur approximately $31 to $36 million of non-recurring transaction-related expenses over the next 24 months, with an estimated $27 to $29 million occurring in fiscal 2016, and the remainder to be incurred over the following 18 to 24 months. Excluding these non-recurring charges, the transaction is expected to be accretive to earnings by fiscal 2018 and, on a cash basis, which excludes transaction related intangible and financing expense amortization and non-recurring items, it is expected to be accretive in fiscal 2017.

Transaction Details

The acquisition, which is subject to regulatory approvals and other customary conditions, is expected to close in MTS’s fiscal fourth quarter that ends October 1, 2016. MTS intends to finance the transaction with a combination of equity and new debt financing. MTS also intends to refinance its existing credit facility and have an available credit facility of $100 million after completion of the transaction. On a combined basis, at the effective date of the merger, MTS is expected to have pro forma debt leverage of 3.5 to 4.0 times debt to pro forma adjusted EBITDA. MTS has obtained a customary commitment for new debt financing from JPMorgan Chase Bank, N.A. in support of the transaction. The company intends to maintain its current dividend while rapidly deleveraging using its significant free cash flow. To support this rapid deleveraging, MTS expects to suspend its share purchase activities for the foreseeable future.

J.P. Morgan Securities LLC acted as the exclusive financial advisor to MTS and provided a fairness opinion to MTS Board of Directors.  Simpson Thacher & Bartlett LLP acted as legal advisor to MTS. In addition, MTS engaged Accenture to assist with due diligence efforts and integration planning. BlackArch Partners acted as financial advisor for PCB.

Outlook

Dr. Graves added, “We are very excited about the acquisition of PCB. Combining their broad, technology leading product offering, excellent operational capabilities, strong management team and innovative culture with MTS is an exceptional and unique opportunity. The acquisition supports our strategic priorities of enhancing our high-margin product and service offerings, strengthening our global footprint, investing in areas with opportunity to achieve sustainable double digit top and bottom line growth, and focusing on areas that generate strong free cash performance. We believe our

MTS/PCB combined operational and financial platform, synergy opportunities, and geographic reach will allow us to drive meaningful EPS accretion and generate substantial incremental free cash flow over the long term, all of which would lead to accelerated value creation for our shareholders.

“Depending on the timing of the transaction close, we are estimating that our fiscal 2016 revenue could increase by approximately $30 million to $50 million. We are estimating that our revenue in fiscal 2016 will now be between $600 million and $650 million, up from the previous guided range of $570 million to $600 million. In the short-term, this transaction will have a negative impact on our GAAP EPS, primarily resulting from non-recurring transaction-related expenses, interest costs, transaction related amortization, and a higher share count resulting from the potential equity financing, partially offset by the additional revenue and earnings gained from PCB,” Dr. Graves said. “Including all of these items, we now estimate that our GAAP earnings will be approximately $1.35 to $1.65 per share for fiscal 2016, down from the previous guided range of $3.03 to $3.28 per share.  Of note, this change in 2016 earnings guidance does not represent any change from MTS’s prior stand-alone guidance for the year; it simply includes the anticipated impact of the PCB acquisition on our current fiscal year.

Conference Call

A conference call to discuss the transaction will be held on April 6, 2016, at 2 p.m. ET (1 p.m. CT). Call +1-785-830-1997 (Toll Free: +1-800-723-6575) and reference the conference pass code “5400784” to access the conference call. Telephone replay will be available April 7, 2016 at 8:00 a.m. ET following the call until 1 p.m. ET, April 13, 2016. Call +1-719-457-0820 (Toll Free: +1-888-203-1112) and reference the conference pass code “5400784.”

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com. It will be available on April 7, 2016.

About PCB Group Inc.

PCB Group Inc., headquartered in Depew, New York, was founded in 1967 as a manufacturer of piezoelectric quartz sensors, accelerometers, and associated electronics for the measurement of dynamic pressure, force, and vibration that enhance the productivity, safety, reliability and efficiency of their customers’ products and processes. PCB Group Inc. had 1,041 employees as of December 31, 2015.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,400 employees as of October 3, 2015 and revenue of $564 million for the fiscal year ended October 3, 2015. Additional information on MTS can be found at www.mts.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  These statements are based on MTS’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  Risks, uncertainties and assumptions include, but are not limited to: (1) the proposed transaction may not be completed, or completed within the expected timeframe; (2) costs relating to the proposed transaction may be greater than expected; (3) the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the proposed transaction; (4) problems that may arise in integrating the businesses of the two companies and that the integration may not be successful; (5) the combined company may be unable to achieve the anticipated synergies or those benefits may take longer to realize than expected; (6) the businesses of one or both companies may suffer as a result of uncertainties surrounding the proposed transaction including disruption of relationships with customers, employees or suppliers; (7) increased competition and its effect on pricing; and (8) other risks beyond the control of either party.  Additional factors that could cause MTS’s actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the “Risk Factors” section in MTS’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. These reports are available on MTS’s website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and MTS undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.